UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2012 (April 20, 2012)

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 20, 2012, NGL Energy Partners LP (the “Partnership”) entered into a Ninth Amendment to Credit Agreement by and among the Partnership, NGL Energy Operating LLC (the “OLLC”), certain of the OLLC’s subsidiaries named as borrowers (collectively with the OLLC, the “Borrowers”), certain of the OLLC’s subsidiaries named as guarantors (collectively with the Partnership, the “Guarantors”), Wells Fargo Bank, National Association, and the lenders party thereto (the “Ninth Amendment”).  The Ninth Amendment, among other things, increased the total borrowing capacity under the revolving credit facility from $330 million to $350 million, consisting of a $50 million increase under the acquisition facility for a total acquisition capacity of $250 million and a $30 million decrease under the working capital facility for a total working capital capacity of $100 million.  The Borrowers repaid and terminated the $30 million portion of the working capital facility for seasonal credit needs that would have otherwise terminated in August 2012.

All borrowings under the revolving credit facility bear interest, at the OLLC’s option, either at an alternate base rate or an adjusted LIBOR rate. The applicable margin, which is a component of the interest on both the alternate base rate and the adjusted LIBOR rate borrowings, previously varied from 1.75% to 2.50% per annum for alternate base rate borrowings and from 2.75% to 3.50% per annum for adjusted LIBOR rate borrowings, depending on the consolidated leverage ratio of the Borrowers and the Guarantors. The Ninth Amendment increased the applicable margin to 2.00% to 2.75% per annum for alternate base rate borrowings and 3.00% to 3.75% per annum for adjusted LIBOR borrowings, depending on the consolidated leverage ratio of the Borrowers and the Guarantors.

The Ninth Amendment also modified the restrictions on the ability of the Borrowers and the Guarantors to incur indebtedness by permitting the Borrowers and the Guarantors to incur certain pari passu indebtedness in an aggregate principal amount not to exceed $50 million at any time.

The description of the Ninth Amendment is qualified in its entirety by reference to the full text of the Ninth Amendment, which will be filed as an exhibit to the Partnership’s next quarterly report on Form 10-Q.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.              Unregistered Sales of Equity Securities.

On April 20, 2012, the Partnership entered into a Contribution and Sale Agreement (the “Contribution and Sale Agreement”) with Downeast Energy Corp., a Maine corporation (“Downeast”), whereby substantially all of the assets comprising the propane and distillate operations of Downeast will be contributed to the Partnership in exchange for cash and the issuance of between 652,174 and 750,000 common units representing limited partnership interests in the Partnership (“Common Units”), with the number of Common Units to be determined pursuant to a formula which takes into account the price of the Common Units quoted on the NYSE for a defined period prior to the closing.  The Contribution and Sale Agreement also contemplates a post-closing working capital payment for certain specified working capital items that may be payable by the Partnership or Downeast.  If the working capital payment is payable by the Partnership, the Partnership will issue up to 500,000 additional Common Units to Downeast as full or partial payment of the working capital settlement.

The Common Units will be issued to Downeast at the closing of the transactions contemplated by the Contribution and Sale Agreement (and, if applicable, at the time of settlement of the working capital payment) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2).  The Partnership only offered the Common Units to Downeast and did not engage in any general solicitation or advertising for the offer and sale of the Common Units and Downeast represented to the Partnership that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 8.01.              Other Events.

On April 23, 2012, the Partnership issued a press release announcing the entry into the Ninth Amendment.  A copy of the press release is furnished as Exhibit 99.1.

On April 23, 2012, the Partnership issued a press release announcing the Downeast transaction.  A copy of the press release is furnished as Exhibit 99.2.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated April 23, 2012

99.2	NGL Energy Partners LP press release dated April 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC,
its general partner

Date: April 25, 2012		By:	/s/ Craig S. Jones
Craig S. Jones
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated April 23, 2012

99.2	NGL Energy Partners LP press release dated April 23, 2012